Exhibit 19.1

Insider Trading Policy
Effective: 12/12/2024

1.Purpose and Scope

LendingClub Corporation (“LendingClub”) has adopted this Insider Trading Policy (“Policy”) to govern trading in LendingClub securities (e.g., stocks, options, bonds, notes and derivative instruments) by employees, officers and directors of LendingClub and its subsidiaries (“LendingClub Insiders”).

Federal and state securities laws prohibit trading in securities while in possession of any Material Nonpublic Information (as defined below) and giving any Material Nonpublic Information to others who may trade on the basis of that information.

To facilitate compliance with securities laws, LendingClub has adopted this Policy, including the Open Trading Window (as defined below) and preclearance procedures outlined below.

This Policy applies to all LendingClub Insiders. LendingClub Insiders are responsible for ensuring compliance with this Policy by: (i) their Immediate Family Members (as defined below) living in their households and (ii) entities over which they exercise voting or investment control. This Policy is not intended to restrict the transfer of LendingClub securities between brokerage accounts held by the same LendingClub Insider. Further, solely with respect to the second paragraph in Section 3(A) below, the Policy applies to LendingClub.

You are ultimately responsible for your own conduct, and compliance with securities laws and this Policy. Civil and criminal penalties for failure to comply with Federal and state securities laws can be severe, including disgorgement of profits gained or losses avoided, civil penalties and/or a jail term. Failure to comply with this Policy, regardless of whether you violated the law, may also result in adverse action against you by LendingClub, including termination of service.

2.Definitions

Access Persons — All employees of LendingClub or its subsidiaries at the SVP level or higher and all other employees designated from time to time by the Securities Team.

Board of Directors — The Board of Directors of LendingClub.

Business Partner — A former, current or prospective business partner (e.g., a platform investor, vendor or third party service provider) of LendingClub or a subsidiary of LendingClub.

Covered Persons — Any entity over which you exercise voting or investment control, Immediate Family Member living in your household or Immediate Family Member whose transactions in LendingClub securities are directed by you.

Exchange Act — The Securities Exchange Act of 1934, as amended.

Immediate Family Member — Any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, or in-law, including any of the foregoing due to an adoptive relationship, of a LendingClub Insider.

Material Nonpublic Information — Any Nonpublic information that could reasonably be expected to affect, whether positively or negatively, the market price of a company’s securities. Whether information constitutes Material Nonpublic Information is based on an assessment of all facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of Material Nonpublic Information, some examples of information that could be regarded as material are:

▪Financial performance, such as quarterly and year-end earnings or losses, and significant changes in financial performance;
▪Projections of future financial performance that are believed to be reasonably accurate;
▪Significant new product launches or the introduction of significant new business strategies;
▪Acquisitions or dispositions of business units or significant assets;
▪Public or private securities or debt offerings;
▪Implementation of or changes to a dividend or stock repurchase program;
▪Significant changes in senior management;
▪Significant developments regarding loan performance, technology or business operations;
▪Significant cybersecurity risks and incidents, such as vulnerabilities, breaches and data privacy failures; or
▪Initiation, progress or settlement of a significant lawsuit or regulatory inquiry.

Nonpublic — Information is Nonpublic unless it has been: (i) widely disseminated to the public and (ii) the public has had sufficient time to absorb the information, with one business day being a guideline for this purpose. Examples of information that has been widely disseminated include information disclosed on LendingClub’s website, through a press release or in a public filing with the SEC.

SEC — The U.S. Securities and Exchange Commission.

Section 16 Party — All (1) members of the Board of Directors and (2) officers of LendingClub subject to Section 16 of, and Rule 16a-1(f) of the rules promulgated under, the Exchange Act, as designated by the Board of Directors from time to time.

Securities Team — The General Counsel of LendingClub (the “General Counsel”), the Deputy General Counsel of LendingClub (the “Deputy General Counsel”) and any other individual(s) designated by the General Counsel.

Special Closed Trading Window — The closing of the trading window as a result of a specific event or development during which all, or a portion of, LendingClub Insiders are prohibited from buying, selling or gifting LendingClub securities.

10b5-1 Trading Plan — A Rule 10b5-1 trading plan that meets the requirements in Section 3(H) below.

Quarterly Closed Trading Window — The closing of the trading window prior to the release of LendingClub’s annual and/or quarterly earnings during which all LendingClub Insiders are prohibited from buying, selling or gifting LendingClub securities.

3.Policy Requirements

A.When Can You Trade

Subject to Sections 3(D) and 3(E) below, you and your Covered Persons may only buy, sell or gift LendingClub securities during an Open Trading Window. An “Open Trading Window” is any time period outside of a Quarterly Closed Trading Window or Special Closed Trading Window. However, you need to always use appropriate judgment and may not buy, sell or gift LendingClub securities (even during an Open Trading Window) when in possession of Material Nonpublic Information about LendingClub.

Further, it is the policy of LendingClub that LendingClub will not engage in any open market purchase or sale of LendingClub securities while its Chief Executive Officer or Chief Financial Officer have actual awareness of Material Nonpublic Information about LendingClub, unless pursuant to a trading plan.

i.Quarterly Closed Trading Windows

The trading window will generally close the first Friday of March, June, September and December before the release of LendingClub’s quarterly or year-end earnings. The trading window will generally open on the second business day following LendingClub’s public release of quarterly or year-end earnings. The Securities Team will send an email announcing the start and end of each Quarterly Closed Trading Window.

In the event your service with LendingClub terminates for any reason during these Quarterly Closed Trading Windows, unless otherwise approved by the General Counsel, you and your Covered Persons shall remain subject to such Quarterly Closed Trading Window and the related trading restrictions if you, at the time of your termination, are (i) a Section 16 Party or (ii) an Access Person.

ii.Special Closed Trading Windows

The trading window may also close as a result of a specific event or development. The Securities Team will send you notice if you become subject to a Special Closed Trading Window.

In the event your service with LendingClub terminates for any reason during a Special Closed Trading Window, unless otherwise approved by the General Counsel, you and your Covered Persons shall remain subject to such Special Closed Trading Window and the related trading restrictions.

iii.What Triggers a Special Closed Trading Window

The General Counsel is responsible for determining if any Material Nonpublic Information or events are cause for a Special Closed Trading Window, and shall consider the following factors:

▪Significance of the information to LendingClub, including potential financial value and effect on LendingClub’s reputation and securities;
▪Potential significance of the information to a reasonable investor;
▪Likelihood of such information or event reaching fruition; and
▪Any other facts or circumstances that the General Counsel deems appropriate.

B.No Tipping Others while in Possession of Material Nonpublic Information

Do not give trading advice of any kind about LendingClub or a Business Partner to anyone when you are in possession of Material Nonpublic Information about LendingClub or the Business Partner, respectively.

Sharing Material Nonpublic Information with another person who later trades on that information is known as “tipping.” You may be subject to civil and criminal penalties for insider trading if you “tip” another person (known as a “tippee”), even if you do not receive any benefit from the tippee’s actions. The SEC may also impose penalties on the original tipper based on tips by subsequent tippees (that is, secondhand tips).

C.Securities of Business Partners

If, in the context of your service to LendingClub or its subsidiaries, you become in possession of Material Nonpublic Information about a Business Partner, then you are prohibited from engaging in transactions in such Business Partner’s securities or “tipping” another person with respect to such securities.

D.What Kinds of Transactions Are Always Prohibited

Even though you may buy, sell or gift LendingClub securities during an Open Trading Window and when you are not in possession of Material Nonpublic Information about LendingClub, the following types of transactions are always prohibited because they may inadvertently violate securities laws, create the appearance of impropriety and/or misalign you with the interests of other LendingClub stockholders:

1.No Day Trading. You may not buy and sell LendingClub securities within the same trading day.
2.No Short Sales. You may not short sale LendingClub securities. A short sale is the sale of a security not owned by the seller or, if owned, not delivered in a timely manner. A short sale includes the borrowing of securities by a seller for the seller's account, selling the borrowed securities to a buyer, and then later buying stock to return to the lending party, ideally at a lower price than the price of the stock that was previously sold.
3.No Hedging Transactions. You may not engage in any hedging transactions involving LendingClub securities, including trading in puts and calls.

4.No Margin Accounts or Pledges. You may not pledge (e.g., hypothecate) LendingClub securities in a margin account or as collateral for a loan.

E.Exceptions to Trading Restrictions

Notwithstanding anything to the contrary in this Policy, the following types of transactions are not prohibited or restricted by this Policy and therefore may occur outside of an Open Trading Window:

1.Certain Exercises of Options. Cash exercises of LendingClub stock options are permitted any time. Further, subject to approval by the General Counsel and the terms of the applicable equity award and plan, using LendingClub shares to satisfy all or portion of the exercise price and/or any tax withholding obligation in connection with the exercise of a LendingClub stock option is also permitted at any time (a “Stock Swap Transaction”). However, cashless exercises of LendingClub stock options in which some or all of the stock obtained on exercise of a stock option is sold to cover the exercise price and/or applicable tax withholding obligation are not permitted outside of an Open Trading Window.
2.Trading Plans. Trades, including cashless exercises of LendingClub stock options, made according to a valid 10b5-1 Trading Plan are permitted any time.
3.Employee Stock Purchase Plan. Automatic and ongoing purchases of stock under LendingClub’s Employee Stock Purchase Plan are permitted anytime. You may enroll in LendingClub’s Employee Stock Purchase Plan during an open enrollment period if you are not in possession of Material Nonpublic Information about LendingClub.
4.Tax Withholding. Sales of stock initiated, facilitated and/or administered by LendingClub to cover tax withholding obligations arising upon the vest or settlement of an employee equity award are permitted anytime, as is an adjustment to the withholding rate by LendingClub or a LendingClub Insider.

F.Preclearance

All Section 16 Parties and Access Persons are required to obtain preclearance before buying, selling or gifting LendingClub securities. The Securities Team is authorized to prepare, and revise from time-to-time, the preclearance form and related processes and procedures (collectively, the “Preclearance Form”).

G.Using a Trading Plan

Although not required, LendingClub supports the use of a 10b5-1 Trading Plan by LendingClub Insiders. A valid 10b5-1 Trading Plan provides an affirmative defense to allegations of insider trading and is a way for LendingClub Insiders to buy, sell and gift LendingClub securities when they might otherwise be restricted from trading. For Section 16 Parties and Access Persons, a completed and approved Preclearance Form is required before entering into a 10b5-1 Trading Plan.

H.Trading Plan Requirements

All 10b5-1 Trading Plans must be approved by the General Counsel or designee, and meet the following requirements:

•The trading plan must meet the requirements of Rule 10b5-1 and be evidenced on a form acceptable to the General Counsel or designee.
•The trading plan must be entered into in good-faith and approved by LendingClub during an Open Trading Window.
•The LendingClub Insider adopting a trading plan must certify at the time the trading plan is adopted, either in the trading plan itself or separately, that (1) such person does not possess any Material Nonpublic Information about LendingClub and (2) such person is adopting the trading plan in good faith and not as part of a plan or scheme to avoid the prohibitions of Rule 10b5-1.
•The trading plan must provide for a cooling-off period after being adopted, during which time no trading can commence under the trading plan. See Section 3(J) below for more information regarding cooling-off periods.
•The trading plan must cover a trading period of at least six months, terminate no more than three years from the date of execution and provide for a minimum of two separate trades.

•Trading plans will be deemed to last at least six months, regardless of when all trades are completed or any termination provisions contained in a broker’s Rule 10b5-1 trading plan agreement. For example, if all of your trades are completed in month two of a trading plan, you may not trade outside of that trading plan until six months from the first trade date (subject to the termination provisions below).
•Only a single active trading plan is permitted. You may adopt a new, second trading plan so long as trading under the new trading plan does not begin until after all trades under the existing trading plan are completed or the existing trading plan expires, and the mandatory cooling-off period has concluded in accordance with Rule 10b5-1.

Once a 10b5-1 Trading Plan is executed, trading outside of the trading plan during the term of the plan (including buying or selling) is strictly prohibited, other than Stock Swap Transactions or gifts of LendingClub securities not subject to a trading plan. This means that your 10b5-1 Trading Plan will be the only way for you to buy or sell (including sales made as part of a cashless exercise of options) any LendingClub shares for the duration of the 10b5-1 Trading Plan.

Ultimately, it is the sole responsibility of the LendingClub Insider establishing a 10b5-1 Trading Plan to ensure that the plan complies with the requirements of Rule 10b5-1.

I.Modifying or Terminating Your Trading Plan

Modifying an existing trading plan can be an indication of a lack of good faith and, therefore, are only permitted with approval of the General Counsel. Modifications and early terminations are subject to the following conditions:

•An early termination is only permitted during an Open Trading Window.
•A modification to a trading plan must provide for a cooling-off period after the plan is modified, during which time no trading can commence under the trading plan. See Section 3(J) below for more information regarding cooling-off periods.
•Only one early trading plan termination is permitted every 2 years.
•Immediately upon termination, your then Open Trading Window will close. Therefore, you cannot buy, sell or gift LendingClub securities, or enter into a new trading plan, until the next Open Trading Window.

J.Cooling-Off Period

A 10b5-1 Trading Plan must provide for a cooling-off period when adopted or modified. During such time, no trading can commence under the trading plan. The cooling-off period applies as follows:

•If you are an employee, the cooling-off period must last 30 days following the adoption of the trading plan or modification of an existing trading plan.
•If you are a Section 16 Party, the cooling-off period must last until the later of (1) 90 days following the adoption of the trading plan or modification of an existing trading plan, or (2) two business days following the disclosure of LendingClub’s financial results in a Form 10-K or Form 10-Q for the completed fiscal quarter in which the trading plan is adopted or modified (but not to exceed 120 days following the adoption of the trading plan or modification of an existing trading plan).

A cooling-off period is not required where an existing trading plan is modified and such modification does not change (a) the sales or purchase prices or price ranges in the trading plan, (b) the amount of securities to be sold or purchased under the trading plan, (c) or the timing of transactions under the trading plan.

K.Trading Plan Disclosure

In compliance with Item 408(a) of Regulation S-K of the Exchange Act, LendingClub will disclose the adoption, termination or modification of any trading plan by a Section 16 Party, including the name and title of such Section 16 Party, the date the trading plan was adopted, terminated or modified, the duration of the plan and the aggregate number of shares subject to the trading plan. Such disclosures will be made in LendingClub’s Form 10-K or Form 10-Q filing with the SEC for the fiscal quarter in which the trading plan was adopted, terminated or modified.

Further, transactions pursuant to a 10b5-1 Trading Plan by a Section 16 Party reportable on Form 4 or Form 5 with the SEC will be reported on such Form 4 or Form 5 as having been made pursuant to a 10b5-1 Trading Plan.

4.     Administration & Communication

The General Counsel administers and maintains this Policy with the support of the remainder, if any, of the Securities Team. The General Counsel may grant exceptions to this Policy in the General Counsel’s sole discretion.

In the event the General Counsel is unavailable, the Deputy General Counsel and the Chief Financial Officer of LendingClub are each authorized to serve as the General Counsel’s designee. Further, the General Counsel may delegate his/her responsibilities and authority under this Policy as he/she deems appropriate.

If you have questions about this Policy or to request a copy of the Preclearance Form, please email the Securities Team at [***].